Exhibit 99.1

Intrepid Potash Announces the Idling of its West Facility; Takes Next Step in Business Transformation

DENVER, May 9, 2016 - Intrepid Potash Inc. (Intrepid) (NYSE:IPI) announced today its decision to idle operations at its West facility and transition the facility to a care-and-maintenance mode.

The West facility, which generated 42% of Intrepid’s potash production in 2015, is a conventional mining facility located in Carlsbad, New Mexico.  The facility’s operations have become increasingly less profitable in recent months as oversupply and foreign competition in the U.S. potash market has pressured prices.  The West facility is expected to transition to a care-and-maintenance mode in July.  Approximately 300 of Intrepid’s employees will be impacted by this decision.

“The decision to idle the West facility was difficult, but necessary in order to better position Intrepid for long-term success,” said Intrepid’s Executive Chairman, President and CEO Bob Jornayvaz. “I am thankful to all the employees and vendors who work to safely operate the West facility and provide our customers with high quality red granular product.  While the transition of this facility to a care-and-maintenance mode significantly reduces our potash production capacity, this move, in combination with the transition of the East facility to Trio®-only production, removes our two most expensive potash facilities from production during this period of low potash prices.  We believe our remaining potash production facilities, which consist of our three low-cost solar solution mines, will improve our position on the world cost curve and provide the right model for our portfolio in this challenging environment.”

Intrepid’s North facility, which had previously served as the primary compaction site for production from the West facility, plans to offer other products, including high value 62% K20 products.  Intrepid is also exploring additional ways to generate salt by-product revenues.

The West facility is expected to remain under care and maintenance until such time as Intrepid determines that the cost of resuming production at the facility justifies the anticipated cash flow, considering potash pricing, the costs to run the facility, and other factors.

About Intrepid

Intrepid Potash (NYSE: IPI) is the only U.S. producer of muriate of potash and supplied approximately 9% of the country’s annual consumption in 2015.  Potash is applied as an essential nutrient for healthy crop development, utilized in several industrial applications and used as an ingredient in animal feed.  Intrepid also produces a specialty fertilizer, Trio®, which delivers three key nutrients, potassium, magnesium, and sulfate, in a single particle.

Intrepid serves diverse customers in markets where a logistical advantage exists; and is a leader in the utilization of solar evaporation production, one of the lowest cost, environmentally friendly production methods for potash.  After the idling of West and the transition of East, Intrepid’s production will come from three solar solution potash facilities and one conventional underground Trio® mine.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab.  Investors and other interested parties are encouraged to enroll on the Intrepid website, www.intrepidpotash.com to receive automatic email alerts or Really Simple Syndication (RSS) feeds regarding new postings.

Forward-looking Statements

This document contains forward-looking statements-that is, statements about future, not past, events.  The forward-looking statements in this document relate to the anticipated impacts of the idling of our West facility, our future performance and management’s expectations for the future, including statements about our financial performance, production costs, operating plans, and market outlook.  These statements are based on assumptions that we believe are reasonable.  Forward-looking statements by their nature address matters that are uncertain.  The particular uncertainties that could cause our actual results to be materially different from our forward-looking statements include the following:

•                  our ability to successfully execute on our plans to idle our West facility and transition our East facility to Trio®-only production;

•                  adverse impacts to our business as a result of our independent auditor having expressed substantial doubt as to our ability to continue as a going concern due to the existence of a material uncertainty;

•                  changes in the price, demand, or supply of potash or Trio®/langbeinite;

•                  our ability to comply with covenants in our debt-related agreements to avoid a default under those agreements or a reduction in the total amount available to us under our credit facility;

•                  the costs of, and our ability to successfully construct, commission, and execute, any of our strategic projects;

•                  declines or changes in agricultural production or fertilizer application rates;

•                  further write-downs of the carrying value of our assets, including inventories;

•                  circumstances that disrupt or limit our production, including operational difficulties or variances, geological or geotechnical variances, equipment failures, environmental hazards, and other unexpected events or problems;

•                  changes in our reserve estimates;

•                  currency fluctuations;

•                  adverse changes in economic conditions or credit markets;

•                  the impact of governmental regulations, including environmental and mining regulations; the enforcement of those regulations; and governmental policy changes;

•                  adverse weather events, including events affecting precipitation and evaporation rates at our solar solution mines;

•                  increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining, mineral processing, or construction expertise;

•                  changes in the prices of raw materials, including chemicals, natural gas, and power;

•                  our ability to obtain and maintain any necessary governmental permits or leases relating to current or future operations;

•                  declines in the use of potash products by oil and gas companies in their drilling operations;

•                  interruptions in rail or truck transportation services, or fluctuations in the costs of these services;

•                  our inability to fund necessary capital investments; and

•                  the other risks, uncertainties, and assumptions described in our periodic filings with the Securities and Exchange Commission.

In addition, new risks emerge from time to time.  It is not possible for our management to predict all risks that may cause actual results to differ materially from those contained in any forward-looking statements we may make.

All information in this document speaks as of May 9, 2016.  New information or events after that date may cause our forward-looking statements in this document to change.  We undertake no duty to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.

Contact:

Brian Frantz, SVP and Chief Accounting Officer

Phone:  303-996-3023

Email: brian.frantz@intrepidpotash.com